Exhibit 10.22

EMPLOYMENT AGREEMENT

The undersigned:

1.	SARA LEE/DE N.V., with its statutory seat in Joure, and having offices in Utrecht, represented in law for these purposes, in pursuance of the provision of Article 24, paragraph 2 of the Company’s articles of association, by H.B. van Liemt, in his capacity as Chairman of the Supervisory Board, hereinafter referred to as “the Company”

and

2.	Mr. A. Nühn, resident of the Netherlands, hereinafter referred to as the “Managing Director”

TAKING INTO ACCOUNT THE FACT THAT:

the Managing Director entered the employment of Royal Douwe Egberts N.V. in the Netherlands on September 1, 1990 as the General Manager of Grada BV, and successively held the positions of General Manager of Kortman Intradal Netherlands and Regional Vice President Benelux of the Household and Personal Care products;

in pursuance of Article 21, paragraph 1 of the Company’s Articles of Association, the Company’s Supervisory Board decided by resolution dated April 20, 1995 to appoint the Managing Director as member of the Company’s Board of Management, in particular responsible for the Household and Personal Care Division, effective as of June 1, 1995;

the Managing Director is familiar with the affiliation between the Company and Sara Lee Corporation, Chicago, USA (SLC), the Company being part thereof;

the Managing Director was appointed as Senior Vice President of SLC on June 27, 1996;

the Company’s Supervisory Board, in accordance with Article 22 of the Company’s Articles of Association, has resolved on December 7, 1995, to revise the terms and conditions of employment of the Managing Director, effective as of January 1, 1996;

the Managing Director accepts the above referred to revision of the terms and conditions of employment, applicable to him;

in consideration of the above referred to revision of the terms and conditions of employment the parties wish to arrange the terms and conditions of employment regarding unaffected continuation of their working relationship of the Managing Director with the Company, taking into account the provisions of Article 22 of the Articles of Association of the Company.

COME TO THE FOLLOWING AGREEMENT:

Article 1 - Duration

a.	This agreement enters into force on January 1, 1996, and replaces all the employment agreements concluded between the Company and the Managing Director before that date, and/or agreements concluded regarding their employment relationship, which hereby lapse.

b.	Without prejudice to the provisions of Appendices A and B of this agreement, this agreement is concluded for an indeterminate period, and can be terminated by either of the parties by registered letter at the end of a calendar month, taking into account a six-month period of notice, as well as taking into account the provisions relating to the dismissal of members of the Board of Management, laid down in the Articles of Association of the Company.

c.	This agreement legally ends in any case without any termination being required when a member of the Board of Management reaches the age at which he is obliged to retire in accordance with the Articles of Association of the Company.

Article 2 - Task/scope of competence

a.	The Managing Director is obliged to perform his tasks in accordance with the provisions of the law and of the Articles of Association of the Company in this respect. Moreover, the Managing Director is obliged to always observe the “Management Rules” laid down in accordance with Article 20, paragraph 2 of the Articles of Association, if these exist, and for as long as they exist.

b.	The Managing Director is member of the Board of Management, and this board is responsible for the management of the Company. The Managing Director is responsible in particular for the Household and Personal Care Division of the Company.

The Supervisory Board has the right at any time to make additions or amendments to the job description, following consultation with the Board of Management and in consultation with the Managing Director.

Without prejudice to the accountability of managing directors of the Company in conformity with the law and the Company’s Articles of Association vis a vis the Supervisory Board and the General meeting of Shareholders of the Company, the Managing Director will report to the Chairman of the Board of Management.

c.	The Managing Director will be required to fulfill managing function(s) for the Company’s subsidiary and/or affiliated companies of the Company or being part of the concern of SLC and to perform services for such companies in addition to his function as member of the Board of Management.

d.	The Managing Director will, apart from his position as member of the Board of management of the Company, continue to render services to SLC based upon his position of Senior Vice President of SLC and his existing employment-agreement with SLC.

e.	The Managing Director is obliged to observe the Code of Conduct and comparable Codes of SLC, as drawn up at intervals. The Code of Conduct contains provisions, inter alia, relating to restrictions imposed on private investments.

Article 3 - Primary conditions of employment

a.	Salary

The Managing Director has the right to an annual gross salary of NLG 303,500 as of January 1, 1996. This salary includes all the legally compulsory payments of any nature, including holiday pay and year-end allowance.

b.	Incentive award

The Managing Director is entitled to an annual cash incentive award of maximum 100% of his gross salary, earned during the fiscal year, depending on the incentive award score expressing the performance of the Managing Director for his services in the respective passed fiscal year, rendered to the Company. The incentive award will each year be established, based on the incentive award criteria, which have been laid down in writing on forehand in consultation with the Managing Director by or on behalf of the Company’s Supervisory Board and the incentive award score determined after consultation with the Managing Director by or on behalf of the Company’s Supervisory Board after the respective fiscal year has ended.

By or on behalf of the The Company’s Supervisory Board further specifications regarding the determination of incentive award criteria and –scores may be established.

c.	Payment

Payment of salary will be made on a monthly basis, in arrears by the end of the respective month. Payment of the established incentive award will be made in September of each year.

d.	Revision

The Managing Director’s salary may be revised annually on January 1 on the basis of the Managing Director’s performance, assessed by the Company’s Supervisory Board, and of the general market developments relating to jobs at a comparable level. The Managing Director will be informed on each salary revision in writing.

The first revision has taken place on January 1, 1996, and is included in the annual gross salary, stated in Article 3, paragraph a. of this agreement.

e.	Illness

For the first year of illness in which the Health Act is applicable, and the following two years in which the party is unable to work because he is incapacitated, the Company will supplement the payments made in accordance with the Health Act or Disability Act respectively (or a legal regulation which comes to replace or supplement these) to 100% of the salary applicable on the day preceding the first day of illness, revised in the way described in paragraph d. of this article. Payments made on the basis of the above mentioned insurances will, in the case that the Managing Director reaches the age of retirement during the period of illness or disability, be deducted from the pension payments for the period concerned.

f.	Clause relating to claims

The Company has no obligation to make any payment for disability as referred to in paragraph e. of this article, if and insofar as the Managing Director is able to make a claim for compensation for loss of salary from a third party, in connection with his disability. In that case, the Company will only pay sums equivalent to those referred to in paragraph e. of this article, as an advance on the compensation for damages to be received from the third party, and if the Managing Director cedes his right to the Company to collect compensation for damages up to the sum of the advances paid out by the Company. The Company’s obligation to pay the Managing Director the sums collected for the compensation for damages is legally compensated with the advances paid out to him.

g.	Stock Option Plan

In consideration of your position as member of the Board of Management of the Company and the duties related hereto, the Managing Director shall be entitled to participate in any stock option plan of SLC providing for the granting of options to purchase shares of the Company’s securities to a specified period of time at the market value of such shares on the date of grant of the options and in any plans of SLC, which provide for the granting of shares under a restricted stock plan. The number of stock options and/or restricted shares, to which the Managing Director shall be entitled, will be established by the Board of Directors of SLC or a committee thereof within the framework of the establishment of such plans by this Board respectively its Committee. The Managing Director shall be entitled to participate in the above described benefit plans on the basis of his position as member of the Board of Management of the Company as well as his position as Senior Vice President of SLC in relation to the same employment grade and rank vis à vis comparable management positions within SLC.

The Company’s Supervisory Board acknowledges the above described entitlement of the Managing Director and gives its consent in regard of the discretionary authority of the Board of Directors of SLC or a committee thereof.

Article 4 - Secondary conditions of employment

a.	Holiday rights

The Managing Director is entitled to thirty days holiday per year. The Managing Director takes his holiday in mutual consultation with the other members of the Board of Management. In case of more lengthy absence, the Managing Director will inform the Chairman of the Company’s Supervisory Board thereof.

b.	Pension arrangements

The pension arrangements laid down in Appendix C. apply to the Managing Director.

c.	The surviving relatives of the Managing Director have the right to a payment as laid down in Article 7A, 1639.1 of the Civil Code.

Article 5 - Tertiary conditions of employment

a.	The Managing Director is, and will continue to be included in the voluntary collective sickness insurance concluded by the Company. The premiums for this are entirely at the Managing Director’s expense. 60% of the premium payable by the Managing Director is reimbursed by the Company on the basis of insurance class 2a for the Managing Director and his wife, and class 3 for his children.

b.	Car arrangement

1. The Managing Director will have a suitable car at his disposal at the Company’s expense for business and private use.

2. Besides the arrangement in sub b.1., the Managing Director is entitled to driver facilities, laid down in the car arrangement applicable to members of the Board of Management of the Company, for business as well as private purposes.

c.	Telephone expenses

The Company will reimburse the Managing Director the total cost of telephone- and fax connections and -communications at his home address with deduction of an own contribution according to the arrangement, applicable to members of the Board of Management of the Company.

d.	Expenses which can be declared

Expenses incurred by the Managing Director in the context of the performance of his tasks on behalf of the Company, as a member of the Board of Management, such as travelling and accommodation expenses, are reimbursed by the Company on the basis of the submission of statements, to be administered per quarter. The statements must on request be sent to the Chairman of the Supervisory Board of the Company.

e.	Expenses which cannot be declared

The Company pays the Managing Director a representation fee for expenses which cannot be declared, which fee can be changed at any instance by the Company’s Supervisory Board.

As of January 1, 1996 till the moment this representation fee is changed, this fee amounts to NLG 13.500. — per year. Payment hereof will be made on a monthly basis.

f.	Insurance for legal liability

As member of the Board of Management, and in every capacity in which he acts for or in relation to the Company, the Managing Director is insured for the duration of this agreement and afterwards for his legal liability, in accordance with the policy appended in Appendix D. The costs of the insurance are at the Company’s expense. If the Managing Director is pronounced to be legally liable for damages on the basis of his above mentioned liability, and this is not covered by the above mentioned insurance policy, the Company will reimburse the Managing Director for the damages suffered by the Managing Director, unless by legal decision it is established that the Managing Director was guilty of deliberate action or gross malpractice. The Managing Director is obliged to maintain confidentiality vis-à-vis everyone regarding the provision of this paragraph f.

Article 6

a.	If the Managing Director receives any payment or reimbursement for any function which he fulfills in his capacity of a member of the Company’s Board of Management, he shall pay it (or have it paid) into the Company’s funds.

b.	For services, rendered by the Managing Director to companies being part of the concern of SLC or the Company, the Managing Director is entitled to receive compensations or benefits, which may be considered privately earned employment income, provided these services are performed with the prior consent in writing of the Company’s Supervisory Board and provided these services have a structural basis and require a direct involvement of the Managing Director with the respective companies in view of their business activities.

Article 7 - Subsidiary jobs

Notwithstanding the provision in Article 6, paragraph b. of this agreement, the Managing Director undertakes not to work for any other employer, either directly or indirectly, to refrain from doing business at his own expense, and not to accept any post or take any salaried and/or time consuming unsalaried position without the prior consent in writing of the Chairman of the Supervisory Board of the Company for the duration of his employment.

The Managing Director declares that on the date of signing of this agreement he is fulfilling the subsidiary jobs, listed in Appendix E. of this agreement, for which the Supervisory Board hereby grants the above mentioned consent.

The payments and/or reimbursements in connection with the subsidiary jobs referred to in this article do not have to be deducted from the salary mentioned in Article 3, paragraph a, or from any payment or reimbursement mentioned in this agreement.

Article 8 - Non-competition

a.	The Managing Director shall not, either directly or indirectly and either on his own behalf or on behalf of any other, carry on or be engaged in any business whatsoever which competes with the business of the Company and its affiliated companies, nor render services, in whatever form, directly or indirectly in this respect during the continuance of the employment as well as during a period of twenty four months after termination of the employment with the Company.

The Chairman of the Supervisory Board may on request waive the non competition obligation regarding a specific activity or engagement of the Managing Director, taking into account the potential damage to the Company and its affiliated companies. Such request of the Managing Director will not be withheld unreasonably.

Moreover, the Managing Director agrees not to attempt to entice away from the Company or its affiliated companies any employee thereof during the above mentioned period.

b.	In the event of a breach of the obligations referred sub a. of this article by the Managing Director, the Company shall be entitled, without any notification being required, a contract penalty in the amount of one time the latest gross annual salary of the Managing Director as well as a contract penalty in the amount of NLG 50,000.- for each day the violation continues after notification of the detection thereof by the Company, notwithstanding the right of the Company to claim the total damage instead of the contract penalty.

Article 9 - Confidentiality

a.	The Managing Director shall keep confidential all specific information relating to the business of the Company and its affiliated companies.

b.	The Managing Director agrees, during the term of employment and after the employment has been terminated for whatever cause, not in any way to disclose to anyone any information, knowledge or data relating to the business of the Company and its affiliated companies, which he has obtained by virtue of his employment with the Company and for which the Company has imposed on him an obligation of confidentiality or which he knows or should know that such information has to be considered confidential.

c.	The Managing Director shall only use the information, knowledge and data, referred to sub b. of this article, within the framework of the exercise of his duties pursuant to his employment with the Company.

d.	In the event of a breach of the obligations, referred to sub a., b. and c. of this article, the Company shall be entitled to a contract penalty for each case of violation in the amount of one time the latest annual gross salary of the Managing Director, notwithstanding the right of the Company to claim the total damage instead of the contract penalty.

Article 10 - Documents

The Managing Director is prohibited in any way from having or keeping in his private possession any documents or correspondence or copies thereof which have become available to him in connection with his work, except insofar and for as long as this is necessary for the performance of his tasks for the company. In any case, the Managing Director is obliged, even without any request to do so, to make such documents, correspondence or copies thereof forthwith available to the Company at the end of his employment, or in the event that he becomes inactive for any reason.

Article 11 - Discharge

The Company has the right to discharge the Managing Director of his post as a member of the Board of Management of the Company, without terminating the Managing Director’s employment, if and insofar as the Company considers that the Managing Director is unable, because of sickness, accident or for other reasons, to adequately fulfill his activities as a member of the Board of Management, and in that case the Company will not be liable for any compensation for damages.

The above is without prejudice to the Company’s right to terminate the employment subsequently in accordance with the provisions of this agreement.

Article 12

a.	Any disputes which may arise from this agreement or from other agreements resulting from this agreement, will be settled in accordance with the regulations of the Dutch Arbitration Institute in Rotterdam. The Court of Arbitration will consist of three arbitrators. The place of arbitration will be located in Utrecht.

b.	Dutch law applies to this agreement.

c.	Amendments and additions to this agreement must be made in writing in order to be legally valid.

Article 13

The appendices form an integral part of this agreement. They are:

A. Regulations for early retirement

B. Regulations for terminating the employment

C. Pension arrangement

D. Legal liability insurance

E. Subsidiary jobs

Drawn up in duplicate and signed in Utrecht on June 11, 1997.

SARA LEE ¦ DE N.V.

/s/ H.B. van Liemt	/s/ A. Nühn

Appendix A

This Appendix is an integral part of the employment agreement dated June 11, 1997

1.	For reasons of its own, the Company reserves the right to insist that the Managing Director takes early retirement from his position of member of the Board of Management, before reaching the age of retirement on his 62nd birthday, but after reaching the age of 57.5 years.

If the Company’s Supervisory Board requests the Managing Director to retire in this way, the Company must take into account a period of notice of at least six months, the Managing Director will accept this retirement without any reservations, and with his full co-operation at the time requested and indicated by the Company.

2.	The Company hereby gives the Managing Director the right to take voluntary retirement at his own request when he reaches the age of 60. In this case, the Managing Director will take into account a period of notice of at least six months.

3.	In the case of his retirement as member of the Board of Management as a result of the provisions sub 1 and sub 2 of this Appendix respectively, the Managing Director shall, during the period starting on the date of the termination of his employment with the company, up to the date of his retirement at the age of 62, be entitled to a treatment in accordance with the voluntary early retirement arrangement, as has been or may be established by the Company’s Supervisory Board, applicable to members of the Company’s Board of Management.

4.	If the Managing Director retires as a Chairman of the Board of Management in accordance with the provisions sub 1 or 2 of this Appendix, in deviation from the conditions which apply for the other employees of the Company, a payment on the basis of 90% of the gross annual salary which he earned during the last year, referred to in Article 3 paragraph a. of this agreement, will apply for the first year, starting on the date of the termination of his employment with the Company, and on the basis of 80% of the annual salary earned in the last year, for the remaining period until he reaches the age of 62, with the understanding that the Company’s Supervisory Board may resolve to index this salary on an annual basis.

The provisions necessary for this regulation will be made by the Company. The Company is entitled to transfer the rights and duties arising from the regulation laid down in this Appendix A. to a Foundation established for this purpose.

5.	Insofar as the Managing Director receives income from work from another source after the entry into force of the above mentioned arrangement, or obtains income from independent enterprises, the additional part will be deducted from the payment owed by the Company, insofar as this gross income, together with the payments in accordance with sub 3 and 4 of Appendix A., amount to more than 100% of the above mentioned gross annual salary earned during the last year of employment. The honoraria paid for performing the tasks of a supervisor are not deemed to form part of the above mentioned income from work or from independent enterprise respectively. In the case of the income referred to here, the Managing Director will always submit a specified statement to the Company.

6.	At the end of the employment the Managing Director will retire from all positions, in which the Managing Director is appointed, in accordance with Article 2 paragraph c. of this agreement, and will sign all the necessary documents and co-operate fully in this respect.

Drawn up in duplicate and signed at Utrecht on June 11, 1997.

SARA LEE | DE N.V.

/s/ H.B. van Liemt	/s/ A. Nühn

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Appendix B

This Appendix is an integral part of the employment agreement dated June 11, 1997.

The following arrangement applies for the Managing Director for the period from his appointment as member of the Board of Management to the time when he reaches the age of 57.5 years.

1.	If the Company terminates the employment before the Managing Director reaches the age of 57.5 years without taking into account a period of notice of six months, or, taking into account the period of notice of six months, for reasons which are not urgent reasons, as described in Article 7a: 1639.p of the Civil Code, -if necessary, in the case of a dispute in this respect, as determined by arbitration, as referred to in Article 12 of this agreement,- the Company shall owe the Managing Director a sum equal to:

a.	either 1.5 (one and a half) times the last gross annual salary, as described in Article 3, paragraph a. of the employment agreement, in the case of termination without taking into account the period of notice of six months;

b.	or 1 (one) times the last gross annual salary, as described in Article 3, paragraph a. of the employment agreement, in the case of termination taking into account the period of notice of six months;

c.	or, respectively a compensation in excess of the compensation sub a. or b., in consideration of the termination of the employment, deemed to be reasonable, taking into account all relevant circumstances within the then prevailing situation.

In case it is concluded that such compensation cannot be agreed upon in an amicable manner between the Managing Director and the Company, any party hereto will on basis of arbitration, as referred to in Article 12 of this agreement, initiate the procedure to have such compensation established. The decision of the arbitration-committee will be binding upon the Managing Director as well as the Company.

The above compensation sub a., b. or c. respectively will be paid by the Company, after deducting of taxes, premiums etc. due, as per the date of termination of the employment respectively forthwith after receipt of the decision of said arbitration-committee, if such decision is made at a later date.

2.	At the end of the employment, a premium-free policy will be granted on the basis, of an actuarial calculation, for the pension rights accrued during the period of employment till the date of termination thereof.

3.	Provided a notice in writing has been timely received by the Company, the Managing Director can stay covered by the collective sickness insurance scheme concluded by the Company, though without being able to make a claim on the Company for a contribution to the premiums.

4.	All the conditions of employment are automatically terminated at the end of the employment, unless expressly provided otherwise above.

5.	At the end of the employment the Managing Director will resign from all positions, in which he has been appointed, in accordance with Article 2 paragraph c. of this agreement, and will sign all the necessary documents and co-operate fully in this respect.

Drawn up in duplicate and signed at Utrecht on June 11, 1997.

SARA LEE | DE N.V.

/s/ H.B. van Liemt	/s/ A. Nühn

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Appendix C

Mr. A. Nühn

{home address}

Dear Mr Nühn,

It is our pleasure to inform you that, due to your appointment as a member of the Board of Management, we have set up a pension scheme for you, which will commence on June 1. 1995. In connection with this, we have registered you as a member of Stichting Excedentenpensioenfonds Douwe Egberts (Douwe Egberts Supplementary Pension Fund Foundation), hereinafter “the Foundation”.

I.	The pension scheme comprises the following rights:

1.	a retirement pension in your favour, commencing on the first day of the month in which you attain the age of 62 years, hereinafter “the retirement date”, and payable thereafter for the remainder of your life;

2.	a temporary retirement pension in your favour, commencing on the retirement date and payable thereafter for the remainder of your life, but at the latest up until the first day of the month in which you attain the age of 65 years;

3.	a widow’s pension for your present spouse, commencing directly upon your death, irrespective of when this occurs, payable thereafter for the remainder of your spouse’s life.

4.	an orphan’s pension for your legal and acknowledged children below the age of 18 years, commencing immediately upon your death and payable thereafter for as long as your child lives, but at the latest up until the age of 18 years; an orphan’s pension may commence or be paid for children over the age of 18 years up until the age of 27 years at the latest, if and for as long as the child is a student in terms of the provisions of the Student Finance Act (Wet op de studiefinanciering) or the Child Benefits Act (Algemene Kinderbijslagwet).

All pension amounts shall be paid in monthly instalments in arrears.

II.	The pension amounts shall be determined as follows:

1.	The annual retirement pension shall amount to 2% of your pensionable annual income for each year of service. The number of years of service shall be determined precisely in months, whereby a part of a month shall be ignored. On January 1 of each year the pension shall be adjusted in accordance with the new pensionable annual salary, if this amounts to more than the salary in the year immediately preceding this.

In this regard, years of service shall be deemed to be years in which you are a member of the Board of Management, as well as years obtained in terms of this pension scheme by means of an asset transfer.

The pensionable annual income shall be set at 12 times your monthly salary, as stipulated in your contract of employment, including the holiday bonus and year-end bonus, multiplied by a factor of 1.33 (hereinafter “the annual salary”).

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The retirement pension determined in this way shall be decreased as of the first day of the month in which you attain the age of 65 years by an amount (hereinafter “the deductible”), which shall amount to the total of the gross combined pension payments payable on January 1 of the year in which you attain the age of 65 years, including the holiday bonus, in terms of the General Old-Age Pensions Act (Algemene Ouderdomswet) as applicable to pensioners married to each other who are both 65 years or older.

2.	The temporary retirement pension shall amount to the sum of the Social Insurance premiums payable by you and the compensation allowance applicable on January 1 of the year of retirement.

3.	The annual widow’s pension shall amount to 70% of the most recently determined retirement pension described under II.1 from the age of 65 years, on the understanding that the deductible shall be determined in accordance with the situation as at January 1 of the year of death.

4.	The annual orphan’s pension shall amount to 14% of the most recently determined retirement pension described under II.1 from the age of 65 years for each child, on the understanding that the deductible shall be determined in accordance with the situation as at 1 January of the year of death. The orphan’s pension shall be doubled if a widow’s pension is not paid.

In so far as the funds of the Foundation allow of this, pensions in payment, including bonuses already granted earlier, shall be adjusted by means of a supplement. This supplement shall be determined on the basis of the increase in the price index, as applicable for the 12 months prior to the month of October of the preceding year.

The price index shall be understood to be the derived consumer price index figure for the families of employees (low) published by the Central Bureau of Statistics of the Netherlands.

III.	The pension rights shall be covered by the Foundation in accordance with the relevant provisions of the Foundation’s charter.

You shall receive an annual statement of the pension rights obtained by you and the pension rights to be obtained by you up until the retirement date.

IV.	In the event of divorce, the following conditions shall apply:

a.	in the event of a divorce, your former spouse shall retain the right to a special widow’s pension for the amount of the widow’s pension which would have been obtained if the pension scheme had been terminated on the date of divorce in the manner referred to in VI.

b.	the right to a special widow’s pension shall not be granted if you and your spouse were married under an antenuptial contract or have agreed otherwise in a written agreement in relation to the divorce. This agreement shall only be valid if a declaration by the Foundation is appended to the agreement, in which the Foundation states that it is willing to provide cover for any pension risk arising from the deviation.

V.	In the event of a divorce, pension settlement shall occur in accordance with the Divorce (Settlement of Pension Rights) Act (Wet verevening pensioenrechten bij scheiding). In terms

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of this Act, the rights to a retirement pension obtained during the marriage shall be divided equally between you and your former spouse. Notification of this must be given to the Foundation within two years subsequent to the date of the divorce by means of a form intended for this purpose, which may be obtained from the Foundation.

VI.	On the termination of employment, other than due to death or the attainment of the pensionable age, the following conditions shall apply:

a.	you shall retain a non-contributory right to a retirement pension and a widows/orphan’s pension for your spouse and children.

b.	the non-contributory right to a retirement pension referred to under a. shall be equal to the difference between the retirement pension, which you would have obtained on the retirement date if the pension scheme had been continued at a constant salary, and the portion thereof which would have accrued to you in the period between the date of termination of the pension scheme and the retirement date.

c.	the non-contributory right to a widow’s pension shall be equal to 70% of the non-contributory retirement pension calculated in accordance with b.

d.	you shall receive a statement of the non-contributory rights.

VII.	If you give notice that you wish to exercise your right to transfer the value of your pension rights obtained during employment with a former employer, or the value of your pension rights after the termination of your employment, this asset transfer shall be carried out in accordance with the provisions of Article 32b of the Pensions and Savings Funds Act (Pensioen- en Spaarfondsenwet) and the provisions of the Decree in Respect of Calculations and Procedural Rules in Relation to Asset Transfers (Besluit reken- en procedureregels recht op waardeoverdracht) of August 15, 1994.

VIII.	The cost of this pension scheme shall be borne entirely by us.

IX.	We reserve the right to cease payment of the costs, fully or in part, and to adjust the pension scheme for this purpose, if new mandatory retirement and survivor’s provisions are introduced by public authorities, or if present provisions are amended in such a way that additional costs are incurred by us for this pension scheme as a result of such amendments.

If we exercise the aforementioned right, we shall notify you of this immediately and shall consider the necessity of adjusting the pension scheme in relation to the changed circumstances. If a decision is taken to make such an adjustment, this pension letter shall be amended.

The abovementioned amendment, the result of which shall be a reduction or limitation of the rights deriving from the pension scheme or the termination of the pension scheme, shall have no affect on your rights in so far as these may be attributed to completed years of service, in accordance with the provisions of this pension letter.

X.	Pension entitlements, accrued prior to the date of commencement of this pension scheme pursuant to your employment with Sara Lee/DE NV or one of its group companies, will be continued as non-contributory rights as of June 1, 1995.

As confirmation that you agree to the aforementioned, you and your spouse are requested to sign the enclosed copy of this pension letter and return it to us.

Utrecht, 11 June 1997

Sara Lee/DE N.V.	for approval:

/s/ H.B. van Liemt	/s/ A. Nühn

/s/ G. Nühn-Morris

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Appendix D

Mr. A. Nühn

{home address}

Utrecht, June 11, 1997

Dear Mr. Nühn,

With reference to our discussion re the revision of your employment agreement, drawn up and duly signed June 11, 1997, pursuant to the resolution, dated December 7, 1995, of the Supervisory Board of Sara Lee/DE, I herewith confirm -on behalf of this Supervisory Board- what has been agreed upon between Sara Lee/DE and you. What is stated in this letter by way of addition to your employment contract, will be regarded as being appropriately documented between us.

In addition to your employment agreement, dated June 11, 1997, the following terms and conditions will be applicable:

1.	As basis for the computation of the incentive award, laid down in article 3, paragraph b., the annual gross salary, stated in article 3, paragraph a. and adjusted with salary increases in accordance with article 3, paragraph d., will be increased with the annual gross salaries respectively compensations, which you have earned during the respective fiscal year in consideration for your services for any other company in which you might have been appointed in any salaried position in conformity with article 2, paragraph c.. This, therefore, does not include your annual gross salary you receive on basis of your employment agreement with Sara Lee Corporation, USA.

2.	Since the Supervisory Board of Sara Lee/DE establishes your performance in the passed fiscal respectively calendar year, generally in consultation with representatives of Sara Lee Corporation, the incentive award score and salary increases expressed in the percentages will in principle also be applicable re the computation of your incentive award and the adjustment of your annual gross salary related to your employment with Sara Lee Corporation.

3.	In case the Supervisory Board of Sara Lee/DE resolves, in accordance with article 3, paragraph d., to increase your annual gross salary stated in article 3, paragraph a. in relation to your employment with Sara Lee/DE, it will be proposed to the respective competent bodies of the companies, referred to in sub 1. of this letter, to resolve that an increase in the same percentage will be established re the annual gross salaries respectively compensations you receive for the services you perform for these companies.

4.	With reference to the retirement benefit arrangement applicable to you, as indicated in article 4, paragraph b., the pensionable salary as per the 1st of January of each year will be -for the computation of the retirement benefits granted to you- increased with the amount equal to the aggregate sum of the annual gross salaries respectively compensations from the companies, indicated in sub 1. of this letter, as well as of the annual gross salary pursuant to your employment with Sara Lee Corporation.

5.	With respect to what has been stated in article 3, sub e. re disability, the sum of annual salaries, as indicated in sub 4. of this letter, will -in case you become disable- represent the determining salary within the framework of arrangements re the establishment of disability allowances applicable to members of the Board of Management.

6.	Your latest annual gross salary, as meant in article 4 and 5 of Annex A, as well as in article 1 of Annex B, being part of your employment contract, will be increased to the amount corresponding with the sum of salaries indicated in sub 4. of this letter.

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Assuming you are in agreement with the phrasing of the above said additional terms and conditions of your employment agreement, I request you to duly sign copy of this letter for agreement.

Yours sincerely,	Signed for approval,

/s/ H.B. van Liemt	/s/ A. Nühn
Chairman of the Supervisory Board

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Appendix E

This Appendix is an integral part of the employment agreement dated June 11, 1997.

Subsidiary jobs, as referred to in Article 7 of this Agreement, fulfilled by the Managing Director at the time that this Agreement is signed:

None.

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